EXHIBIT 10.1
EZCORP ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE VALUE FINANCIAL SERVICES
AUSTIN, Texas (June 5, 2008) — EZCORP, Inc. (NASDAQ: EZPW) announced today that it has entered into a definitive merger agreement to acquire 100% of the equity ownership of Value Financial Services, Inc. The purchase price will be approximately $110 million comprised of $73 million paid to Value Financial Services shareholders, assumption of estimated mid-July debt of $35 million and estimated transaction costs of $1.4 million. Not included in the purchase price is a $3.3 million benefit of a net operating loss carry-forward, which EZCORP will utilize within two years. The consideration paid to Value Financial Services shareholders will be comprised of cash and the issuance of 1,625,000 shares of EZCORP’s Class A Non-voting Common Stock.
On March 17, 2008, EZCORP announced its intent to acquire Value Financial Services subject to its due diligence review. The due diligence review is now complete. The transaction is expected to close on July15, 2008, subject to all governmental consents. Value Financial Services currently operates 65 pawnshops: 58 in Florida, four in Tennessee and three in Georgia.
EZCORP’s President and Chief Executive Officer, Joe Rotunda, stated, “We believe this acquisition gives us several opportunities to create value for our shareholders. Value Financial Services is a quality pawn operation. We estimate for the twelve months ending July 31st, Value will have generated approximately $16 million of EBITDA; and we estimate Value’s per store pawn portfolio will be approximately $300,000 by mid-July. Following completion of the transaction, EZCORP will be the largest operator of pawnshops in the state of Florida, a strong and well-established pawn market. Finally with this acquisition, we again demonstrate our commitment to our pawn business, which continues to perform very well. Over the last twelve months, pawn revenues would have made up 77% of the combined total revenues of EZCORP and Value Financial Services.”
Rotunda concluded, “Assuming a July 15th close, we expect the acquisition to be mildly accretive this fiscal year, adding one to two cents per share to our earlier EPS guidance of $0.34 and $1.14 for our September quarter and our 2008 fiscal year. For our fiscal 2009, we expect the acquisition to enhance our earnings by twelve to fourteen cents per share. Upon completion of the transaction, EZCORP will have long-term debt of approximately $72 million. With this acquisition, we will generate more earnings and cash flow and continue to have a very strong balance sheet.”
Stephens Inc. served as financial advisor to Value Financial Services, Inc.

EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 26 Mexico Empeño Fácil locations open on March 31, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 462 EZMONEY locations and 73 EZPAWN locations open on March 31, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, the completion and anticipated benefits of an acquisition and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.